PRODUCT LEASE AND SERVICE AGREEMENT

     This Product Lease and Service Agreement (hereinafter referred to as "Agreement") dated April 23, 1997 is made by and between COMPUTEL COMPUTER SYSTEMS, INC. a computer leasing company having a place of business at EXECUTIVE COURT II, 2300 CORPORATE BLVD. NW, BOCA RATON, FLORIDA 33431 (hereinafter referred to as "CCS") and JANUS INDUSTRIES, INC. having a place of business 2300 CORPORATE BLVD NW BOCA RATON, FL 33431 (hereinafter referred to as "Subscriber"). Both parties desire to enter into an agreement to establish the terms and conditions by which CCS will provide to Subscriber certain equipment, software (Property Management System), communications, training and support services (hereinafter referred to as "Product") described in detail hereafter at hotel or motel facilities owned or managed by Subscriber, from time to time, (each of which is hereinafter referred to as "Premises). In consideration of the mutual covenants contained within the parties agree as follows:

I. PRODUCT

     Pursuant to the terms and conditions described, CCS or its representative will supply to Subscriber the Product described in attachment Schedule A. The current Property Management System Services and the current charges therefore, are set forth in the Computel Computer system Schedule of Services and Fees, attached as Schedule A. As rental for the lease of the Product, Subscriber shall pay to CCS the monthly rental fee established during the entire Term. In addition, Subscriber shall pay all sales, use or other taxes on the Product and services provided for in this agreement. All lease payment are due and payable on the first day of each month during the Lease Term. Payments not received by CCS by the due date shall bear interest at the rate of 1-1/2% per month from the due date until paid.

     A. Shipment and installation

          The Subscriber shall be responsible for the installation of the Product in accordance with CCS's installation schedule and recommendations or at the expense of the Subscriber, CCS or its representative will install the Product. CCS will give Subscriber reasonable notice of a scheduled installation date. If said installation is delayed through he fault of the Subscriber, however, any obligation on the part of the Subscriber to make rental or other payments for Product shall commence as of the scheduled installation date. Subscriber shall make available prior to any scheduled installation date, a suitable location for installation of the Product, which must be readily accessible to installation personnel. Subscriber shall furnish the electrical connections and cable installation and shall perform all work, including alterations which may be necessary to prepare the site for the installation and operation of the Product and related equipment.

     B. Maintenance

          CCS or its equipment supplier has entered into maintenance agreements with service organizations to maintain the Product described in Schedule A. In the event maintenance of the Product is necessary, Subscriber will notify CCS which in turn will notify the proper


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service organization to dispatch a service representative. Subscriber shall be responsible for additional maintenance charges for maintenance provided or for maintenance services required due to the Subscriber's improper use of the Product. Maintenance, whenever possible will constitute replacement of the defective Product at the sole discretion of CCS. The replacement Product will be delivered to the Subscriber via a courier service chosen by CCS, dependent upon the urgency of need for the replacement Product. The Subscriber shall be responsible for all expenses incurred by CCS for shipping and handling of the replacement Product.

     C. Use

          Subscriber shall use the Product solely in the conduct of its business and in careful and proper manner consistent with the requirements of all applicable insurance policies relating to the Product and any instructions issued by CCS. At no time shall the Subscriber have access to the operating system, or have the ability to alter the software structure of the Product.

     D. Operating Supplies

          Subscriber shall purchase and replace, from any source of its choosing, including CCS or suppliers recommended by CCS, paper, ribbons, diskettes and such other operating supplies as shall be required for the operation of the Product.

     E. Product as Personal Property

          Subscriber further agrees that it will not change, alter, relocate of modify the physical nature of the Product in any manner without the prior written consent of CCS, which consent may be withheld in CCS's sole discretion. The Product is, and will be at all times, personal property which shall not, by reason of connection to any realty, become a fixture or appurtenance to such realty. Furthermore, the Product is severable from realty and remains the property of CCS, free from claims of Subscriber or the holder of any lien or encumbrance on the Premises. Subscriber will obtain any landlord's or mortgage's consent and acknowledgment that the Product is and will remain personal property subject to all provisions of this Agreement. Subscriber will obtain and record such instruments and take such other steps as may be deemed necessary by CCS to prevent any third person from acquiring rights in the Product paramount to those of CCS. Upon discovery, Subscriber shall promptly notify CCS in writing of any attempt by a third party to establish such rights.

     F. Intent; Title

          It is the express intent of the parties that this Agreement constitute a true lease and in no event shall this Agreement be constructed as a sale of the Product. Title to the Product shall at all times remain in CCS, and Subscriber shall acquire no ownership, title, property, right, equity, or interest in Product other than its leasehold interest solely as lessee subject to all the terms an conditions hereof. Notwithstanding the express intent of the parties, should a court of competent jurisdiction determine that this Agreement not a true lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Subscriber shall be deemed to have hereby granted CCS a security interest in this Agreement, the Product and all


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accessions thereto, substitutions and replacements therefore, and proceeds
(including insurance proceeds) thereof (but without power of sale); to secure the prompt payment and performance as and when due of all obligations and indebtedness of Subscriber to CCS.

     G. Dedicated Telephone Line

          Subscriber shall provide a dedicated telephone line into the Product for updates to the Software, on-line support, date transfer, diagnostics. The telephone line shall not be attached to any other answering device and must have a separate telephone line number for access by CCS.

II. SOFTWARE

     A. Title and Proprietary Rights

          The parties agree that participation by Subscriber in the Property Management System requires that CCS supply Subscriber with a computer software package (hereinafter referred to as "Software") for use with the equipment listed in Schedule A (hereinafter referred to as "Equipment"). Title and full ownership rights to any such Software furnished under this Agreement remain with CCS, or those entities (hereinafter referred to as "Licensers") that have licensed CCS use of the Software. The Software is agreed to be CCS's or Licensers' proprietary information and trade secrets, whether or not any portion thereof is or may be licensed, copyrighted or patented. Subscriber agrees to maintain the confidential nature of the Software and related materials provided for its use under this Agreement and agrees to use the utmost care to protect them. Subscriber shall maintain the Software in strict confidence, disclosure it only to its employees requiring access and implement adequate procedures controlling access to and use the Software.

     B. Use of Software

          The Software may only be used by the Subscriber, and only at the Subscriber's Premises and only on the Equipment leased thereunder. Subscriber shall not make or allow others to make copies or reproductions of the Software in any form without prior written consent of CCS, which consent may be withheld in CCS's sole discretion. Distribution by Subscriber of Software, including derivative modifications or extensions, is expressly prohibited except for distribution to the hotel facilities owned or managed by Subscriber from time to time.

     C. Termination of Default

          In the event of the termination of this Agreement or in the event of a default by Subscriber, it shall immediately return the Software unencumbered, or certify in writing to CCS that all Copies have been destroyed. This provision shall not be regarded as a waiver by CCS of any other rights or remedies to which it may be entitled pursuant to this Agreement or otherwise. Default under this paragraph is defined to include but not to be limited to any assignment or transfer or any attempted assignment or transfer of the Software by Subscriber.

III. GENERAL PROVISIONS


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     A. Warranty and Disclaimer of Warranties

          CCS warrants to Subscriber that, so long as Subscriber shall not be in default of any of the provisions of this Agreement or except as otherwise provided herein, CCS will not disturb Subscriber's quiet and peaceful possession of the Product. CCS warrants to Subscriber that upon installation, and subsequently thereafter, the Equipment and the Software will perform according to their specifications and perform the functions necessary to operate within the Product. This warranty shall not apply if Subscriber abuses the Product or fails to comply with CCS's or manufacturer's installation and operation instructions.

          CCS MAKES NO OTHER WARRANT, EXPRESS OR IMPLIED, AS TO THE MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE DESIGN OR CONDITION OF THE PRODUCT, ITS MERCHANTABILITY OR ITS FITNESS OR CAPACITY OR DURABILITY FOR ANY PARTICULAR PURPOSE, THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE PRODUCT OR CONFORMITY OF THE PRODUCT TO THE PROVISIONS AND SPECIFICATIONS OF ANY PURCHASE ORDER(S) RELATING THERETO. NEITHER CCS NOR ANY OF ITS RELATED ENTITLES SHALL BE LIABLE FOR ANY CONSEQUENTIAL OR OTHER DAMAGES ARISING OUT OF OR RELATED TO THE SELECTION, INSTALLATION, USE, PRESENCE OR REMOVAL F THE PRODUCT AND/OR THE PROPERTY MANAGEMENT SYSTEM.

     B. Legal Expense and Insurance

          Subscriber shall pay all costs, charges and expenses, including reasonable attorney's fees incurred or paid at any time by CCS due to the failure on the part of the Subscriber to promptly and fully perform, comply with and abide by each and every stipulation, warranty, condition and covenant of this agreement. Subscriber will maintain, during the term of this Agreement and any extension thereof, fire, extended coverage, vandalism and malicious mischief insurance on the Equipment in an amount not less than the replacement value of the Equipment. CCS shall be named as an additional insured with respect to all such insurance.

     C. Taxes

          Subscriber shall indemnify CCS for any federal, state or municipal taxes, other than income taxes, including, but not limited to, sales, use or property taxes that may be assessed against CCS for the Product, for use thereof, or upon any payments made under this Agreement.

     D. Term

          This Agreement shall have a term of one year and shall automatically renew for successive terms of one year each unless one party notifies the other to the contrary at least three months prior to the termination date, provided, however, upon any automatic renewal of this Agreement, CCS shall have the right to adjust its fees hereunder commensurate with the fees paid by its subscribers generally.

     E. Access


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          Subscriber shall permit access by CCS, or its designee for inspection, testing, maintenance or replacement of hardware and software provided under this Agreement. Further, Subscriber agrees to permit access by CCS or its designee to the telephone or other communication systems for testing, maintenance, data base management, data loading and extraction's or collections at times which would not interrupt a normal operation of the Subscriber's property.

     F. Agreement Irrevocability and Other Covenants and Warranties of
        Subscriber

          Subscriber agrees that, except as provide herein, this Agreement is irrevocable for its full term; that Subscriber's obligations thereunder are absolute and shall continue without abatement, set off or demand, regardless of any disability of the Subscriber to use the Product or any part thereof because of any reason including, but not limited to, war, act of God, government regulation, strike, loss, damage, destruction, obsolescence, failure of the Equipment or Software to operate properly, termination by operation of law, or any other cause except breach or default by CCS of its obligations thereunder. Subscriber warrants that this Agreement has been duly authorized and that no provision of this Agreement is inconsistent with Subscribers charter, bylaws, or any loan, credit agreement or other instrument to which Subscriber is a party or by which Subscriber or its property may be bound or affected.

     G. Default

          If any one of the following events (each of "Event of Default") shall occur, then to the extent permitted by applicable law, CCS shall have the right to exercise any one or more the remedies set forth in part III(H) below: (1) Subscriber fails to pay any rental or any other payment thereunder when due and such failure continues for ten (10) days after notice thereof; or (2) Subscriber breaches any covenant, warranty or agreement thereunder, and such breach continues for ten (10) days after written notice thereof; or (3) Subscriber admits in writing its inability to pay debts as they become due; or (4) Subscriber becomes insolvent or makes an assignment for the benefit of creditors; or (5) a receiver, conservator or liquidator of Subscriber, or all or any substantial part of its assets, is appointed with or without the application or consent of Subscriber; or (6) a petition is filed by or against Subscriber under bankruptcy laws providing for the relief of debtors; or (7) Subscriber is in default of any of monetary payment obligations to CCS or to its related entitles under the terms and conditions of any other agreement; or (8) through the fault of the Subscriber, the Product is rendered inoperative; or (9 Subscriber assigns or transfers or attempts to assign or transfer the Software supplied by CCS pursuant to the terms of this Agreement.

     H. Remedies

          If an Event of Default shall occur, CCS may, at its option: (1) declare the entire amount of unpaid lease payments for the balance of the term of this Agreement or any extension thereof immediately due and payable, whereupon Subscriber shall become obligated to pay CCS present value amount of the unpaid lease payments; (2) without demand or legal process, enter the Premises where the Equipment may be found and take possession of and remove the


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Equipment without liability for suit, action or other proceeding, and all rights of Subscriber in the Equipment so removed shall terminate absolutely; and (3) without demand or legal process enter the Premises where the Software may be found and take possession of and remove the Software without liability for suit, action or other proceedings, and all rights of Subscriber in the Software so removed shall terminate absolutely. Subscriber hereby waives notice of, or hearing with respect to, any such retaking. No failure on the part of CCS to exercise and no delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement. (4) CCS without demand or legal process, suspend the operation of the Product.

     I. Removal Fee

          In the event of termination of this Agreement, before the thirtieth 30th full day after this agreement became effective or if an Event of Default shall occur, and CCS is requested to, required to, or elects to remove the Product from Subscriber's Premises, Subscriber shall pay to CCS a Removal Fee equal to the actual cost incurred by CCS for such removal. Such fee shall be payable upon presentation of an invoice thereof.

     J. Assignment

          Subscriber shall not assign this Agreement or any part thereof nor any right to, or interest in the Product without prior written consent of CCS which consent may be withheld in CCS's sole desecration. CCS may at any time assign any or all of its rights, obligations, title and interest thereunder, to any other person. If Subscriber is given notice of such assignment. Subscriber shall acknowledge receipt thereof in writing. In the event CCS retains the obligations of the lessor thereunder in any such assignment, CCS's assignee shall not be obligated to perform any duty, covenant or condition required to be performed by CCS under the terms of this lease; and no breach or default by CCS thereunder of pursuant to any other agreement between CCS and Subscriber shall excuse performance by Subscriber of any provision hereof; it being understood that in the event of a default or breach by CCS that Subscriber shall pursue any rights on account thereof solely against CCS. Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

     K. Authorization

          Each party will promptly and duly execute and deliver to the other such further documents, instruments and assurances and take such further action as either party from time to time reasonably request in order to carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created thereunder.

     L. Applicable Law

          This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

     M. Waiver of Breach


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

          Waiver by either party of nonperformance or any other breach of any provision of this Agreement shall not operate as a waiver of any subsequent nonperformance or other breach of the same or any other provision.

     N. Obsolete Equipment and/or Software

          If CCS determines, in its sole discretion at any time, that the Product or any unit thereof has became obsolete, is no longer functioning efficiently, or should be upgraded, CCS shall have the right to immediately replace such Product or unit thereof with replacement Product. In such event, all the terms and conditions of this Agreement shall remain in full force and effect except that the relating to the replacement Product or the installation thereof shall be reasonably determined by CCS after review by CCS with the Board of Directors.

     O. Notices

          All notices required by this Agreement or deemed advisable by either party shall be in writing and transmitted by certified US mail, return receipt requested or overnight courier service shall be effective from the date of mailing, and unless subsequently changed by either party in writing, shall be addressed to the parties at the respective addresses set forth in the preamble to this Agreement.

     P. License and Permits

          Subscriber shall obtain any and all licenses required by public authorities for the installation of the Product. CCS assumes no responsibilities for payment of licenses or permits or for prevention of the revocation thereof.

     Q. Additional Terms

          Additional terms and conditions governing the relationship established by this Agreement are contained in Schedule A which is incorporated and made part of this Agreement.

     R. Right to Purchase

          Upon the expiration of the full term hereof or any extension hereof (but not upon termination of this Agreement prior to the expiration of the term hereof as the same may be extended), Subscriber shall have the right, exercisable upon written notice to CCS given thirty days prior to the expiration of the Term hereof as aforesaid, to purchase the Equipment at its then fair market value. Such fair market value shall be determined by an independent appraiser selected by CCS whose valuation shall be final. Upon such purchase by Subscriber, and upon notice form CCS, the Equipment shall be disconnected from the Property Management System and all Software shall be returned forthwith to CCS or Subscriber shall certify in writing to CCS that all copies have been destroyed. Subscriber shall have no right at any time to purchase the Software.

     S. Complete Agreement


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

          This Agreement, together with any schedules listed in part III. above, when executed by both parties, constitutes a final written expression of all the terms to the Agreement between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified in this Agreement. Any representations, promises, warranties or other statements made by either party that differ in any way from the terms of this written Agreement will be given no force or effect. CCS and Subscriber specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the Product or services contemplated to be provided under this Agreement, unless copies of the same are presently attached to and made a part of this Agreement. No addition to or modification of any provision of this Agreement will be binding to either party unless made in writing and signed by a duly authorized representative of both parties. No course of dealing, usage of trade or course of performance will be relevant to explain or supplement any term expressed in this Agreement.


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

               SCHEDULE A - PRODUCT LIST AND FEE SCHEDULE ADDENDUM

     The Terms outlined below shall be construed and interpreted by reference as part of the entire Agreement by and between CCS and Subscriber.

I. PRODUCT

     CCS agrees to provide to Subscriber the Equipment, Communication and Software (hereinafter Referred to as "Product") which constitutes a PROPERTY MANAGEMENT SYSTEM at each of Subscriber's Premises, as selected by Subscriber:

     DESCRIPTION OF PRODUCT

     A. EQUIPMENT

[ ] IBM AT compatible CPU
[ ] Monitor
[ ] 6' parallel printer cable
[ ] 80 column printer
[ ] Uninterruptable Power Supply
[ ] 101 Key Keyboard
[ ] Internal Modem
[ ] Credit Card Reader
[ ] Monochrome Workstation - No Printer
[ ] Monochrome Workstation - With Printer
[ ] Color Workstation - No Printer
[ ] Interactive Cash Drawer
[ ] Non-Interactive Cash Drawer
[ ] Owned Workstation

     B. SOFTWARE (monthly charges noted)

[ ] Base Property Management Software Package
    (monthly charge of $275; each additional terminal is $75/month)
[ ] Software for Interface with a central office (N/C)
[ ] Software for remote diagnostics  (N/C)
[ ] Guest Messaging Software ($10.00)
[ ] Call Accounting Interface ($75.00)
[ ] Pre-Printed Registration Card Option ($25.00)
[ ] Franchise Central Reservation Interface ($25.00)
[ ] Property-To-Property Reservation Software ($50.00)
[ ] Hotel Area Information (Included in Base Software)
[ ] Pre-Registration Printing Package ($25.00)
[ ] Movie Interface ($50.00)

     CCS reserves the right to replace or substitute equipment of a similar nature whenever required either prior to or subsequent to installation provided such equipment maintains, improves or enhances the capability of the Property Management System provided to the Subscriber under the terms of this Agreement. Subscriber understands that the equipment be new equipment or used equipment refurbished to a like new condition.

II. PRODUCT RENTAL CHARGE

     Subscriber agrees during the term of the Agreement to pay to CCS a monthly rental fee per Premises based upon the fee schedule set forth above and based upon the additional optional Software and interfaces selected by Subscriber for each of its Premises. Subscriber understands that the equipment may be new equipment or used equipment refurbished to a like new condition.

     The monthly fees for the current premises of Subscriber is attached hereto as Exhibit A.

III. MAINTENANCE SERVICES

     CCS (for purposes hereof, "CCS" includes CCS's designees and third party servicing agents), shall provide maintenance services to the Subscriber for the Equipment (herein referred to as "Hardware") and Software provided under the terms of the Agreement. The types of maintenance and extent of service to be provided are set forth below:

     A. Scheduled Remedial Software Maintenance

          CCS shall provide remedial software maintenance. Such maintenance service includes updates, patches, revisions or temporary bypass solutions to software program errors and distribution to Subscriber of updates, revisions and new releases of the Software as the same are made generally available from time to time during the term of this agreement by CCS.

     B. Scheduled Maintenance

          CCS shall provide 24-hour per day emergency assistance for all hardware or software problems via a telephone number answered by a support person trained in the use, operation and maintenance of the hardware and software.

     C. Non Scheduled Software Maintenance

          All software support will be free of charge to Subscriber provided that the following provision has been met. A software back-up (transference of live data files to a floppy disk for the sole purpose of restoration of data due to a system failure) has been performed by each person at the close of their shift and a back-up has been performed prior to printing the financial totals for the day. If no such back-up has been performed then a fee of $100.00 per hour, not to exceed $1000.00 per occurrence, will be charged to Subscriber. Subscriber acknowledges that if a system backup has not been performed that all prior data may be deemed unrecoverable and the Property Management System will be reinstated with no prior information or history available. CCS shall not be liable for any loss or damages to Subscriber either directly or indirectly that may result.

     D. Non-Scheduled Maintenance

          In addition to the fees set forth in Section II above, Subscriber agrees to pay any freight and/or shipping and handling costs for any emergency hardware replacement that will require new Equipment to be sent by an overnight package handler and shall also pay any and all charges to send the equipment back to the manufacturer for repair. CCS shall be responsible for replacing or repairing the Equipment leased by Subscriber. Subscriber shall be held responsible for the costs of repairing or replacing of the Equipment when the need for such service is a result of the following:


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

          o  Lack of suitable operating environment.
          o  Lack of adequate power or power failures.
          o Failure to provide air conditioning or humidity control where required.
          o Damage caused by Subscriber alteration or modification unless authorized in writing in advance by CCS.
          o Use of hardware of software for purposes other than for which it was designed.
          o  Accident, disaster, Subscriber negligence and/or misuse.
          o  Unauthorized maintenance, repair or adjustment.
          o  Transfer or movement of the system to another location.
          o Failure to use the latest available release of the system software support.

     Additional maintenance fees assessed by CCS, or its designee, under the terms of this provision will not exceed the actual cost incurred including direct payroll, indirect payroll, service fees, travel, lodging and other related expenses.

IV. TRAINING

     If the Subscriber desires on site training the Subscriber shall pay to CCS a fee of $200.00 per day for a representative of CCS for the sole purpose of training the staff at the Subscribers location, plus all travel expenses, including expenses incurred to and from destination for on-site training. If CCS personnel are used to initiate the startup of the computer system Subscriber shall pay to CCS a one time start-up fee of $200.00.

     IN WITNESS WHEREOF, both parties have executed and agree to abide by all sections of the Product Lease and Service Agreement and Product List and Fee Addendum Schedule A.

COMPUTEL COMPUTER SYSTEMS, INC.                 JANUS INDUSTRIES, INC.


By:___________________________                  By:__________________________
      Name:  Louis S. Beck                           Name: James E. Bishop
      Title:                                         Title:   President


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                                    Exhibit A

Best Western                  Cambridge, Ohio                         $473.93
Days Inn                      Cambridge, Ohio                         $543.16
Comfort Suites                Blue Ash, Ohio                          $540.60
Days Inn                      Sharonville, Ohio                       $646.60
Days Inn East                 Cincinnati, Ohio                        $498.20
Howard Johnson                Juno Beach, Florida                     $471.70
Best Western                  Kings Island, Ohio                      $482.30
Days Inn                      Kings Island, Ohio                      $577.70
Knights Inn                   Lafayette, Indiana                      $601.65
Best Western                  Mansfield, Ohio                         $470.59
Knights Inn                   Michigan City, Indiana                  $627.90
Days Inn                      Pompano Beach, Florida                  $699.60
Days Inn RTP                  Raleigh, North Carolina                 $604.20
Days Inn                      Raleigh, North Carolina                 $577.70
Knights Inn                   Westerville, Ohio                       $605.95
Surrey Inn                    Ashland, Ohio                           $185.50
Days Inn                      Baltimore, Maryland                   $1,286.25
Robert E. Lee Hotel           North Fort Myers, Florida               $561.80
Knights Inn                   Palm Harbour, Florida                   $564.96
Inn at Plymouth Mtg.          Plymouth Meeting, Pennsylvania          $503.50


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